Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100
Twitter: @Ligand_LGND

Ligand Reports Third Quarter 2016 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (November 3, 2016) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2016, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“Our solid third quarter financial performance is highlighted by all-time high royalty revenues. In addition, we had a very active quarter with new licensings further increasing our portfolio of partnered assets,” said John Higgins, Chief Executive Officer of Ligand. “Novartis continues to make excellent progress with growing sales, expanding indications and entering new geographies with Promacta®. Amgen is focused on growing Kyprolis®, and Spectrum’s product Evomela® is showing good momentum in sales growth following its launch earlier this year. Also, recent positive clinical and regulatory milestones were achieved with a few of our more important portfolio programs, notably for programs or technologies licensed to Retrophin, Lundbeck and Melinta. We also initiated a Phase 2 clinical trial with LGD-6972 for the treatment of type 2 diabetes mellitus.”

Ligand is in the process of evaluating certain deferred tax assets (DTA) recorded in the third quarter of 2015. Ligand is reviewing the amount of net operating loss carryforwards recorded as a result of capitalized R&D expenses associated with two acquisitions accounted for in 2010. As a result, the amount of DTA Ligand recorded in connection with the release of its valuation allowance could be reduced by approximately 10% of the $217 million DTA booked in the third quarter of 2015. The impact of the reduction would reduce the one-time DTA gain and would reduce GAAP net income for that period by the same amount. The balance sheet for the third quarter of 2015 and every subsequent period would reflect the reduction in DTA. The 2015 GAAP net income and earnings per share, which would be impacted by the reduction in DTA, are not available at this time, but will be reported in Ligand’s Form 10-Q for the third quarter of 2016, which will include Ligand’s conclusion regarding the reduction in DTA. The GAAP and adjusted net income and EPS figures for the three and nine month periods ended September 30, 2016 would be unaffected by the changes.

Third Quarter 2016 Financial Results

Total revenues for the third quarter of 2016 were $21.6 million, compared with $17.7 million for the same period in 2015. Royalty revenues were $15.7 million, compared with $9.8 million for the same period in 2015 primarily due to higher royalties from Promacta® and Kyprolis®. Material sales were $4.2 million, compared with $6.0 million for the same period in 2015 due to timing of Captisol® purchases for use in clinical trials and commercial products. License and milestone revenues were $1.7 million, compared with $1.9 million for the same period in 2015.

Cost of goods sold was $1.0 million for the third quarter of 2016, compared with $1.3 million for the same period in 2015 due to the timing and mix of Captisol sales. Amortization of intangibles was $2.7 million, compared with $0.6 million for the same period in 2015 due primarily to additional amortization of intangibles related to the acquisition of OMT. Research and development expense was $6.3 million, compared with $1.9 million for the same period of 2015 as a result of the addition of OMT-related expenses, timing of spending on internal development programs and non-cash stock-based compensation expense. General and administrative expense was $6.3 million, compared with $5.0 million for the same period in 2015 due to costs associated with OMT and non-cash stock-based compensation expense.

GAAP net income for the third quarter of 2016 was $0.6 million, or $0.03 per share. Adjusted net income for the third quarter of 2016 was $13.5 million, or $0.62 per diluted share, compared with adjusted net income for the same period in 2015 of $12.0 million, or $0.57 per diluted share. See “Adjusted Financial Measures” and the accompanying table below for the adjusted calculations and reconciliation to comparable GAAP financial measures.

As of September 30, 2016, Ligand had cash, cash equivalents and short-term investments of $124.1 million.

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2016 were $70.8 million, compared with $50.7 million for the same period in 2015. Royalty revenues were $39.8 million, compared with $26.6 million for the same period in 2015 primarily due to higher royalties from Promacta® and Kyprolis®. Material sales were $13.5 million, compared with $20.5 million for the same period in 2015 due to timing of Captisol® purchases for use in clinical trials and commercial products. License and milestone revenues were $17.5 million, compared with $3.6 million for the same period in 2015 due to the addition of OmniAb revenue as of January 2016 and the timing of milestones and upfront license fees.

Cost of goods sold was $2.7 million for the nine months ended September 30, 2016, compared with $4.9 million for the same period in 2015 due to the timing and mix of Captisol® sales. Amortization of intangibles was $7.9 million, compared with $1.8 million for the same period in 2015 due primarily to additional amortization of intangibles related to the acquisition of OMT. Research and development expense was $14.8 million, compared with $8.7 million for the same period of 2015 as a result of timing of spending on internal development programs and non-cash stock-based compensation expense. General and administrative expense was $20.0 million, compared with $18.2 million for the same period in 2015 due to costs associated with OMT and non-cash stock-based compensation expense.

GAAP net income for the nine months ended September 30, 2016 was $1.5 million, or $0.07 per diluted share. Adjusted net income for the nine months ended September 30, 2016 was $45.3 million, or $2.09 per diluted share, compared with adjusted net income for the same period in 2015 of $57.3 million, or $2.75 per diluted share.

Revised Financial Forecast

The Company is revising expectations for full-year 2016 total revenues to be between $110 million and $114 million, and adjusted earnings per diluted share to be between $3.37 and $3.44. This compares to previous Company expectations for full-year 2016 total revenues to be between $115 million and $119 million, and adjusted earnings per diluted share to be between $3.41 and $3.46. The revised outlook for total revenues reflects expected lower sales for Captisol due to timing of certain regulatory and clinical events. The Company expects total revenues for the fourth quarter of 2016 to be between $39 million and $43 million, including approximately $19 million in royalty revenues. Fourth quarter adjusted earnings per diluted share is expected to be between $1.29 and $1.36. For 2017, we are maintaining our previously disclosed guidance of greater than $160 million of revenue and greater than $5.03 of adjusted earnings per diluted share.

The adjusted net income per diluted share guidance excludes non-cash stock-based compensation expense, non-cash debt-related costs, amortization related to acquisitions, changes in contingent liabilities, non-cash net losses of Viking Therapeutics equity, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, non-cash tax benefit (expense), unissued shares relating to the Senior Convertible Note and adjustments for discontinued operations, net of non-cash tax expense.

Third Quarter 2016 and Recent Business Highlights

Portfolio Program Progress

Promacta®/Revolade®

•
Novartis announced Q3 2016 net sales of Promacta® (eltrombopag) of $168 million, a $51 million or 44% increase over Q3 2015. Novartis also announced that Promacta is now approved in more than 100 countries.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•
On September 27, 2016, Amgen announced top-line results of the Phase 3 CLARION trial, which evaluated an investigational regimen of Kyprolis® (carfilzomib), melphalan and prednisone (KMP) versus Velcade® (bortezomib), melphalan and prednisone (VMP) for 54 weeks in patients with newly diagnosed multiple myeloma who were ineligible for hematopoietic stem-cell transplant. The trial did not meet the primary endpoint of superiority in progression-free survival (PFS). A Phase 3 study evaluating Kyprolis in combination with lenalidomide plus dexamethasone (KRd) versus Velcade in combination with lenalidomide plus dexamethasone (VRd) in newly diagnosed multiple myeloma patients called ENDURANCE, an investigator-sponsored study, is underway independently by the ECOG-ACRIN Cancer Research Group.

•
In July 2016, Amgen announced that the European Commission approved an extended indication for Kyprolis® (carfilzomib), to be used in combination with dexamethasone alone, for adult patients with multiple myeloma who have received at least one prior therapy. Also, Ono Pharmaceuticals, holder of Kyprolis® (carfilzomib) marketing rights in Japan, announced approval in Japan for treatment of patients with relapsed or refractory multiple myeloma.

Additional Pipeline and Partner Developments

•
Retrophin announced positive top-line results from the Phase 2 DUET study of sparsentan for the treatment of focal segmental glomerulosclerosis. The study achieved statistical significance in the primary efficacy endpoint for the overall sparsentan treatment group, demonstrating a greater than two-fold reduction of proteinuria compared to irbesartan after the eight-week, double-blind treatment period. Additional data from the Phase 2 DUET study of sparsentan for the treatment of focal segmental glomerulosclerosis will be presented at the late-breaking High-Impact Clinical Trials oral session at the American Society of Nephrology (ASN) Kidney Week 2016.

•
Lundbeck announced FDA approval of Carnexiv™ (carbamazepine) injection as a short-term replacement therapy for oral carbamazepine formulations in adults with certain seizure types when oral administration is temporarily not feasible. Ligand earned a $1.25 million milestone payment upon approval and is entitled to receive a royalty of 2.75% on net sales of Carnexiv.

•
Melinta Therapeutics announced that it has submitted NDAs to the FDA for approval of IV and oral Baxdela™ (delafloxacin) for the treatment of patients with acute bacterial skin and skin structure infections (ABSSSI). With the submission, Ligand earned a $1.5 million milestone payment. If approved, Ligand is entitled to receive a 2.5% royalty on net sales of the IV formulation of Baxdela and an additional $1.5 million approval milestone payment. Baxdela was the subject of several poster presentations at IDWeek 2016, held October 26-30 at the New Orleans Ernest N. Morial Convention Center.

•	The FDA granted orphan designation to Merck’s Noxafil for treatment of invasive aspergillosis.

•	Viking Therapeutics announced the first patient has been dosed in the company's Phase 2 clinical trial of VK2809 in patients with primary hypercholesterolemia and non-alcoholic fatty liver disease.

•
Viking Therapeutics announced positive top-line results from a proof-of-concept study of VK0214 in a mouse model of X-linked adrenoleukodystrophy (X-ALD), showing VK0214 rapidly reduced plasma very long chain fatty acid levels by more than 25% in treated animals compared with vehicle controls (p<0.01). Detailed study results were presented at the 86th Annual Meeting of the American Thyroid Association.

•
Aldeyra Therapeutics announced plans for ADX-102 (formerly NS2) for the first-ever vehicle-controlled Phase 3 clinical trial in noninfectious anterior uveitis, as well as a Phase 3 clinical trial in Sjögren-Larsson Syndrome. Aldeyra also announced the expected advancement of ADX-102 to a Phase 2b clinical trial in allergic conjunctivitis and the addition of a clinical program in dry eye syndrome.

•
Eli Lilly presented data on Prexasertib (LY2606368) demonstrating activity in patients with BRCA wild type sporadic high-grade serous ovarian cancer at the European Society for Medical Oncology 2016 Congress.

•
Merrimack Pharmaceuticals announced the FDA granted seribantumab (MM-121) Fast Track designation for development in patients with heregulin-positive, locally advanced or metastatic non-small cell lung cancer whose disease has progressed following immunotherapy.

•
Lubris BioPharma announced positive results of a clinical trial that showed recombinant human lubricin demonstrated significant improvement in both signs and symptoms of dry eye disease compared to sodium hyaluronate (HA). Results were published in the September issue of The Ocular Surface.

•
Opthea announced that the Phase 1 dose-escalation study of OPT-302 met its primary objective demonstrating safety and tolerability as monotherapy and in combination with the current wet AMD standard of care Lucentis®. Opthea is recruiting patients for its Phase 2a dose-expansion trial and expects data by the end of 2016.

New Licensing Deals

•
Ligand announced worldwide license agreements with Gilead Sciences, F-Star Biotechnology Limited and TeneoBio to use certain or all of the OmniAb platform technologies to discover fully human antibodies. Ligand is eligible to receive annual access payments, sublicensing fees, milestone payments and royalties on future net sales of any antibodies discovered under these licenses.

•
Ligand announced licensing rights to four programs to Seelos Therapeutics including aplindore for the treatment of various CNS disorders, a CRTH2 antagonist for the treatment of respiratory disorders, a Captisol-enabled™ acetaminophen program for pain and fever management and an H3 receptor antagonist program for the treatment of narcolepsy. Ligand is entitled to receive milestones and net sales royalties ranging from 4% to 10% for the various programs licensed.

•
Ligand announced a license agreement for its LTP technology with Nucorion Pharmaceuticals, a venture-funded biotechnology company focused on developing anti-cancer and anti-viral agents initially directed to China, of which Ligand is a minority shareholder. Three initial programs fall under the license: NUC-202, a targeted anticancer analog for the treatment of hepatocellular carcinoma; NUC-404, a targeted nucleotide analog for the treatment of hepatitis B; and NUC-101, a targeted nucleotide analog for the treatment of hepatitis C. Ligand is eligible to receive milestones in addition to royalties ranging from 5% to 9% on future net sales of any approved program.

Internal Glucagon Receptor Antagonist (GRA) Program

•
Ligand announced initiation of a Phase 2 clinical trial with LGD-6972 for the treatment of type 2 diabetes mellitus (T2DM). The randomized, double-blind, placebo-controlled study will evaluate the safety and efficacy of LGD-6972, as an adjunct to diet and exercise, in subjects with T2DM whose blood glucose levels are inadequately controlled with metformin. Results from two Phase 1 clinical trials with LGD-6972 were published online in the August 2016 issue of the journal Diabetes, Obesity and Metabolism.

Adjusted Financial Measures

The adjusted financial measures discussed above and in the tables below for the three and nine months ended September 30, 2016 and 2015 exclude non-cash stock-based compensation expense, non-cash debt-related costs, amortization related to acquisitions, changes in contingent liabilities, non-cash net losses of Viking Therapeutics equity, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, non-cash tax benefit (expense), unissued shares relating to the Senior Convertible Note and adjustments for discontinued operations, net of non-cash tax expense.

Management has presented net income and net income per share on an adjusted basis. Ligand believes the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” To participate via live or replay webcast, a link will be available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono-and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, including the timing, mix and volume of Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of review of clinical data by the FDA, expected value creation for shareholders and guidance regarding the full-year 2016 and 2017 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on other partnered products and research or development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, Ligand's review of DTA may result in a reduction of DTA greater than currently expected. Any resulting reclassification to the 2015 financial statements may also result in Ligand's inability to rely on the auditors' opinion with respect to the 2015 financial statements and the need for a new audit of the 2015 financial statements and amended periodic reports for 2015 and 2016. In addition, there can be no assurance that Ligand will achieve its guidance for 2016 or 2017 or any portion thereof or beyond, that Ligand's 2016 or 2017 revenues will be at the levels as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Royalties	$15,698	$9,755	$39,842	$26,648
Material sales	4,219	6,046	13,445	20,456
License fees, milestones and other revenues	1,702	1,900	17,500	3,618
Total revenues	21,619	17,701	70,787	50,722
Operating costs and expenses:
Cost of goods sold	999	1,250	2,674	4,923
Amortization of intangibles	2,706	593	7,912	1,780
Research and development	6,305	1,945	14,813	8,730
General and administrative	6,305	4,971	19,995	18,190
Non-continuing expenses	245	345	863	786
Total operating costs and expenses	16,560	9,104	46,257	34,409
Income from operations	5,059	8,597	24,530	16,313
Other expense:
Other expense, net	(1,901)	(1,445)	(7,065)	(6,986)
Increase in contingent liabilities	(958)	2,301	(2,595)	(4,976)
Gain on deconsolidation of Viking	—	—	—	28,190
Loss from Viking	(1,396)	(2,169)	(14,139)	(3,040)
Total other expense, net	(4,255)	(1,313)	(23,799)	13,188
Income before income taxes	804	7,284	731	29,501
Income tax benefit (expense)	(160)	UR	28	UR
Income from continuing operations including noncontrolling interests	$644	UR	759	UR

Discontinued operations:
Gain on sale of Oncology Product Line, net of tax	—	—	731	—
Net income:	$644	UR	$1,490	UR
Less: net loss attributable to noncontrolling interests	—	—	—	(2,380)
Net income attributable to common	$644	UR	$1,490	UR

Basic per share amounts:
Income from continuing operations	$0.03	UR	$0.04	UR
Discontinued operations	—	—	0.04	—
Net income	$0.03	UR	$0.07	UR
Diluted per share amounts:
Income from continuing operations	$0.03	UR	$0.03	UR
Discontinued operations	—	—	0.03	—
Net income	$0.03	UR	$0.07	UR

Weighted average number of common shares-basic	20,887	19,887	20,806	19,741
Weighted average number of common shares-diluted	22,997	21,460	22,742	21,122

UR - Under Review

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$124,115	$200,219
Accounts receivable, net	6,586	6,170
Note receivable from Viking	3,207	4,782
Inventory	4,027	1,633
Other current assets	2,756	1,908
Total current assets	140,691	214,712
Deferred income taxes	UR	UR
Goodwill and other identifiable intangible assets	279,794	60,585
Investment in Viking	17,339	29,728
Commercial license rights	25,985	8,554
Other assets	3,570	399
Total assets	UR	UR
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,937	$10,422
Current portion of contingent liabilities	5,079	10,414
2019 convertible senior notes, net	210,115	—
Total current liabilities	226,131	20,836
2019 convertible senior notes, net	—	201,985
Long-term portion of contingent liabilities	3,933	3,033
Other long-term liabilities	408	297
Total liabilities	230,472	226,151
Total Ligand Pharmaceuticals stockholders' equity	UR	UR
Total liabilities and stockholders' equity	UR	UR

UR - Under Review

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Net income(UR)	$644	$224,539	$1,490	$248,857
Non-cash stock-based compensation expense	5,331	2,836	13,690	9,511
Non-cash debt related costs	2,752	2,588	8,130	7,646
Amortization related to acquisitions	2,270	—	6,385	—
Increase in contingent liabilities	958	(2,301)	2,595	4,976
Loss from Viking (a)	1,396	2,169	13,923	3,040
Mark-to-market adjustment for investments owed to licensors	109	(593)	31	571
Fair market value adjustment on Viking note and warrants	(152)	—	(462)	—
Non-cash tax benefit(UR)	160	(217,255)	257	(217,255)
Discontinued operations, net of non-cash tax expense	—	—	(731)	—
Adjusted net income	$13,468	$11,983	$45,308	$57,346
Diluted per-share amounts attributable to common shareholders:
Net income(UR)	$0.03	$10.46	$0.07	$11.78
Non-cash stock-based compensation expense	0.23	0.13	0.60	0.45
Non-cash debt related costs	0.12	0.12	0.36	0.36
Amortization related to acquisitions	0.10	—	0.28	—
Increase in contingent liabilities	0.04	(0.11)	0.11	0.24
Loss from Viking (a)	0.06	0.10	0.61	0.14
Mark-to-market adjustment for investments owed to licensors	—	(0.03)	—	0.03
Fair market value adjustment on Viking note and warrants	(0.01)	—	(0.02)	—
Non-cash tax expense(UR)	0.01	(10.12)	0.01	(10.29)
2019 Senior Convertible Notes share count adjustment	0.03	0.01	0.10	0.03
Discontinued operations, net of non-cash tax expense	—	—	(0.03)	—
Adjusted net income	$0.62	$0.57	$2.09	$2.75

GAAP-Weighted average number of common shares-diluted	22,997	21,460	22,742	21,122
Less: 2019 Senior Convertible Notes share count adjustment	1,184	463	1,046	232
Adjusted weighted average number of common shares-diluted	21,813	20,997	21,696	20,890

(a) Loss from Viking reflects the Company’s share of Viking's net loss of $1,068 and $3,835 for the three and nine months ended September 30, 2016, respectively, and the decrease in the book value of the Company's equity method investment in Viking of $328 and $10,304 for the three and nine months ended September 30, 2016, respectively, as a result of the Company's decreased ownership percentage in Viking after Viking's financing.

(UR) - The amounts for the three and nine months ended September 30, 2015 may be adjusted as a result of the DTA review referenced in the earnings announcement.

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